EXHIBIT 99.1

Press Release	Source: MobilePro Corp.
MobilePro Corp. ClosesAcquisition of Ticon.net
Thursday July 15, 8:27 am ET

Deal Expected to Be Accretive to Earnings, Add More Than 15,000 Subscribers to MobilePro Customer Base

BETHESDA, Md., July 15 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) announced today the company has closed its acquisition of Ticon.net, a Janesville, Wisconsin-based Internet service provider with operations in Janesville and Milwaukee (http://www.ticon.net ). The deal is forecast to add more than 15,000 subscribers, $2 million in annualized revenue and an estimated one-quarter of a cent per share to MobilePro's annualized pre-tax earnings. The terms of the transaction were not disclosed.

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Jay Wright, MobilePro president and CEO, said, "Ticon.net is in our view an exceptionally well-run ISP which we are pleased to welcome to the MobilePro family. We are looking forward to continuing Ticon.net's tradition of superior customer service to over 15,000 Wisconsin customers as well as expanding into neighboring states over time."

About Ticon.net

Founded in 1997, Ticon.net offers T-1 and dial-up Internet access for individuals and businesses throughout the state of Wisconsin. Ticon.net is based in Janesville with facilities in both Janesville and Milwaukee.

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, MD with operations in Hurst, Houston, Dallas and Beaumont, TX; Coshocton, OH; Kansas City, MO; and Shreveport, LA. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries. With the acquisition of Ticon.net, MobilePro has closed eight transactions in 2004 with cumulative annualized revenue of more than $11 million.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current Level II price quotes, interactive Java stock charts and other valuable information for investors may be found on the websites http://www.hawkassociates.com and http://www.hawkmicrocaps.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements including MobilePro's ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel it to alter its present business strategy, MobilePro's ability to attract management capable of implementing its existing or future business strategy and the risk factors set forth in MobilePro's SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.

Source: MobilePro Corp.